EXHIBIT 23

                             BARRY L. FRIEDMAN, P.C.
                           CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE                                        OFFICE  (702) 361-8414
LAS VEGAS, NEVADA  89123                                  FAX NO.(702) 896-0278





To Whom It May Concern:                                         January 10, 2001



         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 10, 2001, on the Financial Statements of CYBER PUBLIC RELATIONS, INC., as of December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/S/ BARRY L. FRIEDMAN
----------------------------
Barry L. Friedman
Certified Public Accountant

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